Exhibit 10.4

VENOCO, INC.

2007 SENIOR EXECUTIVE BONUS PLAN

SECTION 1
ESTABLISHMENT AND PURPOSE

1.1                                 Purpose.  Venoco, Inc. hereby establishes the Venoco, Inc. 2007 Senior Executive Bonus Plan (the “Plan”).  The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives.  The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company and its individual business units.  The Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code.

1.2                                 Effective Date.  The Plan shall be effective upon its adoption by the Compensation Committee of the Board, subject to approval by stockholders of the Company at the 2007 Annual Meeting.  As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1                                 “Actual Award” means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year.  The Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2                                 “Base Salary” means as to any Plan Year, 100% of the Participant’s salary he or she earned for the applicable Plan Year.  Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3                                 “Beneficiary” means the person(s) or entity(ies) designated to receive payment of an Actual Award, in accordance with Section 4.5, in the event of a Participant’s death.  The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Committee during the Participant’s lifetime on the Beneficiary Designation form provided in Appendix A.  The submission of a new Beneficiary Designation form in accordance with the preceding sentence shall cancel all prior Beneficiary Designations.

2.4                                 “Board” means the Company’s Board of Directors.

2.5                                 “Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.6                                 “Committee” means the committee appointed by the Board to administer the Plan.  The Committee shall consist of no fewer than two members of the Board.  The members of the Committee shall be appointed by, and serve at the pleasure of, the Board.  Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code.

2.7                                 “Company” means Venoco, Inc., a Delaware corporation.

2.8                                 “Determination Date” means as to any Plan Year, the later of (a) the first day of the Plan Year, or (b) the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Section 162(m) of the Code.

2.9                                 “Maximum Award” means as to any Participant for any Plan Year, two million dollars ($2,000,000.00).  The Maximum Award is the maximum amount which may be paid to a Participant for any Plan Year.

2.10                           “Participant” means as to any Plan Year, an officer of the Company who has been selected by the Committee for participation in the Plan for that Plan Year.

2.11                           “Payout Formula” means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, in order to determine the Actual Awards (if any) to be paid to Participants.  The formula or matrix may differ from Participant to Participant.

2.12                           “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year.  As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures:  (a) implementation of a strategic plan, (b) stock price, (c) earnings per share, (d) total stockholder return, (e) operating margin, (f) stock price as a multiple of cash flow, (g) return on equity, (h) return on assets, (i) return on investment, (j) operating income, (k) net operating income, (l) pre-tax income, (m) cash flow, (n) revenue, (o) expenses, (p) earnings before interest, taxes and depreciation, (q) economic value added, (r) reserve additions, (s) finding and development costs, (t) drilling and work-over budget, (u) increases in average daily production, (v) return on capital invested, (w) corporate overhead costs, (x) interest coverage ratio, (y) consolidated leverage ratio, (z) ratio of PV 10 reserves to debt, (aa) environmental and safety programs, (bb)  stockholders’ equity, and (cc) corporate acquisitions.  The Performance Goals may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from Participant to Participant.

2.13                           “Plan Year” means the fiscal year of the Company beginning in 2007 and each succeeding fiscal year of the Company.

2.14                           “Target Award” means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary or an amount, as determined by the Committee in accordance with Section 3.3.

2.15                           “2005 Stock Incentive Plan” means the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan, as amended from time to time.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1                                 Selection of Participants.  On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year.  In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company.  Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis.  Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2                                 Determination of Performance Goals.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year.  Such Performance Goals shall be set forth in writing.

3.3                                 Determination of Target Awards.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant.  Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4                                 Determination of Payout Formula or Formulae.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant.  Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.  Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed the Maximum Award.

3.5                                 Determination of Actual Awards.  As soon as administratively practicable, after the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded.  The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee.  Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant that would otherwise be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid, the Committee shall reduce his or her Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under clause (a) of this sentence).

SECTION 4
PAYMENT OF AWARDS

4.1                                 Right to Receive Payment.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company.  Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2                                 Timing of Payment.  Payment of each Actual Award shall be made within one (1) month after the Committee determines the amount of the Actual Award (if any) under Section 3.5; provided, however, that each payment shall be made in the calendar year immediately following the end of the Plan Year for which the Actual Award is determined under Section 3.5.

4.3                                 Form of Payment.  Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum.  However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under the 2005 Stock Incentive Plan or successor equity compensation plan.  The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made.  For this purpose, “fair market value” shall be defined as provided in the 2005 Stock Incentive Plan or successor equity compensation plan.

4.4                                 Other Deferral of Actual Awards.  The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards.  The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.  Any such deferral program implemented pursuant to this Section 4.4 shall comply with Section 409A of the Code.

4.5                                 Payment in the Event of Death.  If a Participant dies prior to the payment of an Actual Award earned by him or her for a Plan Year, the Actual Award shall be paid to the Participant’s Beneficiary.  If a Participant fails to designate a Beneficiary or if each person designated as a Beneficiary predeceases the Participant or dies prior to distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

SECTION 5
ADMINISTRATION

5.1                                 Committee is the Administrator.  The Plan shall be administered by the Committee.

5.2                                 Committee Authority.  The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Section 162(m) of the Code.  Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3                                 Tax Withholding.  The Company shall withhold all applicable taxes from any payment, including any non-U.S., federal, state, and local taxes.  In the case of payment in the form of a restricted stock bonus pursuant to Section 4.3, the granting and vesting of such restricted stock bonus shall be subject to Section 10(g) of the 2005 Stock Incentive Plan, or such comparable provisions of any successor plan regarding the withholding of taxes.

SECTION 6
GENERAL PROVISIONS

6.1                                 Nonassignability.  A Participant shall have no right to assign or transfer any interest under this Plan.

6.2                                 No Effect on Employment.  The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Year or any other period.  Generally, employment with the Company is on an at-will basis only.  Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time during a Plan Year, to terminate any individual’s employment without cause and without regard to the effect such termination might have upon the Participant’s receipt of an Actual Award under the Plan.

6.3                                 No Individual Liability.  In addition to such other rights of indemnification as they may have as members of the Board or as officers or employees of the Company, members of the Board and any officers or employees of the Company to whom authority to act for the Board, the Committee or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein (each a “Claim”), to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such Claim, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such Claim, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

6.4                                 Severability; Governing Law.  If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted.  The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware.

6.5                                 Affiliates of the Company.  Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

6.6                                 Section 409A of the Code.  This Plan, including any future amendments thereto which do not expressly amend this Section 6.6, is designed, and shall be administered and operated, in the good faith determination of the Board or the Committee, to comply with Section 409A of the Code.  Although the Company intends to administer the Plan so that it complies with the requirements of Section 409A of the Code, the Company does not warrant that any Actual Award under the Plan will in fact comply with Section 409A or qualify for favorable tax treatment under any other provision of federal, state, local or foreign law.  The Company shall not be liable to any Participant for any tax, interest or penalties the Participant might owe as a result of its participation in the Plan.

6.7                                 Savings Clause.  This Plan is intended to comply in all respects with applicable laws and regulations.  In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law or regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; provided, however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

SECTION 7
AMENDMENT AND TERMINATION

The Board or a duly authorized committee thereof may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Section 162(m) of the Code, any such amendment shall be subject to stockholder approval.  Any amendment shall comply with Section 409A of the Code.

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